Exhibit 5.1

To:

Nokia Corporation

Karaportti 3

FI-02610 Espoo

Finland

January 15, 2016

Dear Sirs,

We have acted as legal advisers to Nokia Corporation (the “Company” or “Nokia”), a company incorporated under the laws of the Republic of Finland, as to Finnish law in connection with the filing of a registration statement on Form F-4 with the United States Securities and Exchange Commission (the “SEC”) dated November 12, 2015 (Registration No. 333-206365), including the prospectus set forth therein (the “Registration Statement”) concerning an exchange offer in the United States (the “U.S. Offer”) which was made to (a) all U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934 (the “Securities Act”)) of outstanding ordinary shares, nominal value EUR 0.05 per share (the “Alcatel Lucent Shares”) of Alcatel Lucent, a French société anonyme (“Alcatel Lucent”); (b) all holders of outstanding Alcatel Lucent American depositary shares, each representing one Alcatel Lucent Share (the “Alcatel Lucent ADSs”), wherever located; and (c) all U.S. holders of outstanding (i) EUR 628 946 424.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on July 1, 2018 (the “2018 OCEANEs”), (ii) EUR 688 425 000.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2019 (the “2019 OCEANEs”) and (iii) EUR 460 289 979.90 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2020 (the “2020 OCEANEs”) (the Alcatel Lucent Shares, the Alcatel Lucent ADSs, the 2018 OCEANEs, the 2019 OCEANEs and the 2020 OCEANEs hereinafter jointly the “Alcatel Lucent Securities”). The exchange offer by the Company also comprised an exchange offer made in France under French offer documentation (the “French Offer” and together with the U.S. Offer, the “Exchange Offer”). For every one Alcatel Lucent Share a U.S. holder validly tendered into, and did not withdraw from, the U.S. Offer, it received 0.5500 new share of Nokia (a “Nokia Share”). For every one Alcatel Lucent ADS a holder validly tendered into, and did not withdraw from, the U.S. Offer, it received 0.5500 Nokia American depositary share (a “Nokia ADS”), each Nokia ADS representing one Nokia Share. For every one 2018 OCEANE a U.S. holder validly tendered into, and did not withdraw from, the U.S. Offer, it received 0.6930 Nokia Share, for every 2019 OCEANE a U.S. holder validly tendered into, and did not withdraw from, the U.S. Offer, it received 0.7040 Nokia Share, and for every 2020 OCEANE a U.S. holder validly tendered into, and did not withdraw from, the U.S. Offer, it received 0.7040 Nokia Share. In our capacity as the Company’s legal advisors as to Finnish law, we have been requested to render an opinion as to certain matters of Finnish law.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the general rules and regulations under the Securities Act.

1.	Reviewed documents

For the purposes of giving this opinion, we have examined the following documents (the “Reviewed Documents”):

(a)	a copy of the Registration Statement in the form it was filed with the SEC on November 12, 2015, and declared effective by the SEC on November 13, 2015;

(b)	the Articles of Association of the Company, as in force on November 12, 2015 and January 15, 2016;

(c)	a trade register extract relating to the Company, as available on November 12, 2015 and January 15, 2016 in the online Trade Register database maintained by the Finnish Patent and Registration Office (the “Trade Register”);

(d)	the minutes of the Extraordinary General Meeting of shareholders of the Company held on December 2, 2015, recording the shareholder resolutions passed regarding, among other things, the authorization (the “Authorization”) granted to the Board of Directors of the Company to decide on the issuance of a maximum of 2,100,000,000 new shares in relation to the Exchange Offer; and

(e)	an extract of the minutes of the meeting of the Board of Directors of the Company held on January 6, 2016, recording the resolution by the Board of Directors on the issuance of 1,455,678,563 new Nokia Shares in connection with the settlement of the initial offer period of the Exchange Offer.

Our opinion is limited to the legal implications of the Reviewed Documents under Finnish law.

2.	Assumptions

In giving the opinion stated herein, we have made the following assumptions:

(a)	that all documents submitted to us as copies, specimen documents, extracts or conformed copies conform to the originals thereof;

(b)	that all documents submitted to us as final drafts will be or have been executed or, where applicable, approved in the form of such final drafts subject only to amendments of a non-material nature or amendments which we have approved on or before the date of this opinion;

(c)	that all information in the public registers reviewed by us for the purposes of this opinion is accurate, complete and up-to-date;

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(d)	that all documents on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by a company search at the Trade Register if carried out since the carrying out of the search referred to above;

(e)	the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Exchange Offer or any other transactions contemplated by the Registration Statement or their respective shareholders, directors, officers, employees, agents and advisers or any other relevant person, to the extent such conduct or undue influence could have an effect on the opinion expressed below;

(f)	that neither the issuance of the Nokia Shares nor any of the transactions contemplated by the Registration Statement (whether individually or seen as a whole) are or will result in a breach of any laws other than the laws of Finland;

(g)	that to the extent relevant for the purposes of the opinion expressed below, all material factual information contained in, or material statements given in connection with, the Registration Statement are true, complete and accurate;

(h)	that no claims have been made or will be made to revoke the Authorization; and

(i)	that (i) the Registration Statement continues to be effective, (ii) the subscription and payment of the new Nokia Shares in connection with the initial offer period of the U.S. Offer occurred in accordance with the Registration Statement and the terms and conditions of the U.S. Offer and are valid and binding under the laws of the United States, (iii) the consideration received in the form of Alcatel Lucent Securities for the issuance of the new Nokia Shares was not less than the subscription price of the Nokia Shares and the corresponding increase in equity in the Company’s statement of financial position, (iv) the ownership of the Alcatel Lucent Securities tendered into the U.S. Offer and received as consideration for the new Nokia Shares has been validly transferred to Nokia under the laws of the United States free from all liens, pledges and other encumbrances of any kind, (v) there is a weighty financial reason for the Company to issue the new Nokia Shares and the decision by the Board of Directors of the Company on the issuance of the new Nokia Shares is in the best interest of the Company and all of its shareholders, and no claims have been made or will be made to revoke such decision or to declare it null and void, and (vi) the issuance of the new Nokia Shares does not violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company outside of Finland.

3.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we are of the opinion that under Finnish law as in force on the date hereof, the new Nokia Shares issued in the U.S. Offer are validly issued and fully-paid and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Nokia Shares or Nokia ADS’s solely because of their shareholder status as holders of Nokia Shares or Nokia ADS’s).

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4.	Qualifications

This opinion is subject to the following qualifications:

(a)	notwithstanding the registration of the Nokia Shares with the Trade Register, the Authorization or the decision to issue the Nokia Shares by the Company’s Board of Directors may be challenged by a dissenting shareholder in court either on formal or on substantial grounds in accordance with the Finnish Limited Liability Companies Act (624/2006, as amended), and should the court decide in favor of the claimant, the court may upon the claimant’s request render invalid or amend the Authorization or the decision to issue the Nokia Shares by the Company’s Board of Directors or declare either of them null and void;

(b)	we express no opinion as to the accuracy or completeness of the information contained in the Registration Statement;

(c)	we express no opinion as to tax law matters or any commercial, calculating, auditing or other non-legal matters; and

(d)	we express no opinion as to any laws other than the laws of Finland as presently in force and we have assumed that there is nothing in any other law that affects our opinion stated herein; legal concepts expressed or described herein shall be governed by and words and expressions used herein shall be construed in accordance with Finnish law notwithstanding that original Finnish terms and definitions may not always have been used.

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This opinion: (a) is issued and may only be relied upon on the express condition that it and any issues of liability arising hereunder shall be governed by and construed in accordance with the laws of Finland; (b) speaks only as of the date stated above; and (c) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond those expressly stated herein.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

We are furnishing this opinion to you solely for your benefit in relation to the offering of the Nokia Shares in the U.S. Offer. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the references to us under the heading “Validity of Nokia Shares” contained in the Registration Statement. In giving such consent, we do not thereby admit that we would be in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it. Other than as set out above in this paragraph, this opinion is not to be transmitted to anyone else, nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

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Yours faithfully,

/s/ Roschier, Attorneys Ltd.

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